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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 14, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of Salomon Brothers Variable High Yield Bond Fund, Salomon Brothers Variable Strategic Bond Fund, Salomon Brothers Variable Investors Fund, Salomon Brothers Variable Capital Fund, Salomon Brothers Variable Total Return Fund and Salomon Brothers Variable Small Cap Growth Fund (six of the portfolios constituting Salomon Brothers Variable Series Funds Inc), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Accountants" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY
April 23, 2001